PRIMEPLAYER

15/11/2002

Mr. A. Gilliland

Kenmore Rd.

KENMORE, Q

AUSTRALIA.

Dear Sandy:

CONSULTANCY AGREEMENT - Prime Player Inc (the "Principal")

The purpose of this letter and the enclosed Terms and Conditions is to set out the entire agreement between Prime Player Inc. in connection with your engagement as a Consultant to the Principal. The objective of the Agreement is to implement practices that provide for flexible working arrangements which improve the efficiency and productivity of the business and our service to clients.

Please confirm your acceptance of those arrangements by signing where indicated on the enclosed copy of this letter and on the final page of the Terms and Conditions and return a copy of each of these documents to the Principal.

This Agreement is effective from the Commencement Date.

ITEMS SCHEDULE

1. Contractor: Alexander Gilliland (the "Contractor")

2. Principal: Prime Player Inc (the "Principal")

3. Commencement Date: 15th November, 2002

4. Consulting Fees: (a) 200000 shares of PrimePlayer Inc

5. Expenses: The Contractor shall be solely responsible for all of its expenses incurred in connection with provision of the Contractors services to the Principal.

6. Restraint: In accordance with Clause 8 of the Terms and

Conditions

7. Services to be Provided

By Consultant Marketing and business development services.

Yours faithfully,

/s/

I, Alexander Gilliland hereby acknowledge and agree to the Terms and Conditions of this Agreement as set out on the preceding page, this page and the subsequent pages, forming the whole of the Consultancy Agreement.

/s/

TERMS AND CONDITIONS

1. CONTRACTOR

1.1 Alexander Gilliland

The Contractor agrees to provide the exclusive services of Alexander Gilliland for the Principal and its clients.

1.2 Provide Services

The Contractor will, subject to the provisions of the Agreement, perform those duties and obligations as are required for each Customer of the Principal and those general services set out in Item 8 of the Items Schedule, in return for the Consulting Fees.

1.3 Flexibility

The Contractor acknowledges that, other than those services specified in clause 1.2, the Contractor may be required to perform a range of other functions and duties including work which is incidental or peripheral to those services set out in clause Error! Reference source not found. which may be required either by the Principal or a client of the Principal from time to time.

2. FEES

2.1 Fees

In return for the Consultancy services rendered by the Contractor to the Principal, the Principal will pay the Consulting Fees to the Contractor as specified in Item 4 of the Items Schedule.

2.2 Invoicing

The Contractor shall render invoices monthly to the Principal in arrears for work and services performed in the preceding month. The Principal shall pay such invoices upon receipt of funds from the client.

3 RELATIONSHIP

3.1 Relationship

The Contractor is independent of the Principal and is not a partner, agent, employee or joint venturer of the Principal in the conduct of the Principals business or service to the Principals clients.

3.2 Employment Costs

The Contractor shall in addition to the payment of its expenses as provided for in the Items Schedule meet all of its own, workers compensation, superannuation, insurance and other costs arising directly or indirectly as a result of providing services to the Principal.

4 PERFORMANCE OF CONTRACTORS DUTIES

4.1 Professional Standards and Ethics

The Contractor will ensure at all times that any person engaged by it in the delivery of services to the Principal conforms to the same standards of professional conduct as. may normally be expected from those persons performing similar services together with any policies and procedures formulated by the Principal for the delivery of services to clients.

5 INTELLECTUAL PROPERTY

5.1 Ownership

The Contractor acknowledges that the Principal has the exclusive right to sell and market the Business and the Intellectual Property.

5.2 Title

The Contractor acknowledges that the benefit, right, title and interest to any Intellectual Property crested by or arising out of the services performed by the Contractor hereby vests absolutely in the Principal, unless otherwise agreed in writing signed by the Principal and Contractor.

5.3 Future Rights

The Contractor hereby assigns absolutely any benefit, right, title and interest the Contractor may have in the Future Rights to the Principal.

6 CONFIDENTIAL INFORMATION

6.1 Disclosure during Consultancy

The Contractor covenants and undertakes that it will not, during the continuance of its Consultancy with the Principal (except in the proper course of its duties under this Agreement knowledge as required by law or by the Principal) use or disclose to any person any Confidential Information of or relating to the Principal in the Business or any person with whom the Contractor has come in to contact as a result of their Consultancy in the Business, which Confidential Information has been acquired or which has or may come into the Contractors knowledge during their Consultancy with the Principal in the Business.

6.2 Alter Termination

The Contractor covenants and undertakes, for the benefit of the Principal that it will not at any time after termination of this Agreement with the Principal (except in the proper course of the Principals duties under this Agreement or as required by law or by the Principal) disclose or use any information which is:

(a) Confidential Information or of a confidential nature;

(b) peculiar to the Business itself;

(c) information that has been tabulated, collated, organized, written, recorded or otherwise preserved in a tangible form by the Contractor and/or the Principal having been developed by either party through considerable time, effort and expense.

7 TERMINATION

7.1 By the Principal

The Principal may terminate this Agreement:

(a) immediately if the Contractor:

(i) is guilty of misconduct, negligence or acts without due diligence and skill;

(ii) engages in conduct which in the opinion of the Principal may injure or tend to injure the business or the reputation of the Principal, or

(b) by giving forty-five (45) days written notice to the Contractor.

7.2 By the Contractor

The Contractor may terminate this Agreement by giving not less than forty-five (45) days prior written notice to the Principal.

7.3 No Liability

The Principal will not be liable to the Contractor for damages, compensation or any other payment whatsoever in respect of the termination of this Agreement in accordance with this clause.

8 NON COMPETITION AND CLIENTS OF THE BUSINESS

8.1 Clients of the Business

The Contractor acknowledges that any person, corporation or other entity introduced to the Contractor during their Consultancy in the Business and who are provided with Services by the Principal in the Business are the clients of the Principal (the "Client").

8.2 Other Business

The Contractor shall not without the prior mitten consent of the Principal, during the continuance of the Contractors Consultancy under this Agreement either directly or indirectly be engaged, concerned or interested in any other business which conflict with the Business of the Principal.

8.3 After Termination

The Contractor shall not after termination of the Contractors Consultancy by the Principal, canvas, solicit, interfere with or entice away any person who at any lime during the Contractors Consultancy with the Principal warn:

(a) an contractor or agent of the Principal; or

(b) a Client of the Principal.

In the event a time or geographic location is required to ensure the validity of this clause the time limit shall be for a period of twelve (12) months and the geographic area shall be the city or town in which the Contractor was employed in the last twelve (12) months.

8.4 Restriction

In the event a Court of competent jurisdiction is of the opinion that the restrictions in this clause are excessive or unreasonable as to time, geographic location or conduct then each such restriction may be read down to ensure that this clause is capable of being enforced by the Principal.

8.5 Separate and Distinct

The restraints to in this clause shall be read as separate, distinct and several so that the unenforceability or any one or more restraints shall in no way affect the enforceability of the others.

9. PROPER LAW, JURISDICTION.

9.1 Choice of law

This Agreement is governed by and construed in accordance with the laws of Nevada.

9.2 Jurisdiction

Actions, suits or proceedings relating in any way to this Agreement or documents or dealings contemplated by it, may be instituted, heard and determined in a court of competent jurisdiction in Nevada.

9.3 Submission to jurisdiction

Each patty irrevocably submits to the non-exclusive jurisdiction of such court for the purpose of any such action, suit or proceeding.

10. NO VARIATION

No variation of this Agreement nor consent to departure by a party from a provision shall be of effect unless it is in writing, signed by the parties or, in the case of a waiver, by the party giving it Any such variation or consent shall be effective only to the extent to or for which it may be made or given.

11 DEFINITIONS

11.1 Definitions

In this Agreement, unless the context or subject matter otherwise requires:

"Agreement" means this Agreement including its recitals and all schedules, appendices, annexures and any other agreement expressed to be supplemental to this Agreement,

"Business" means business development services;

"Confidential Information" includes all information disclosed to the principal or the Contractor or which maybe created, discovered or developed during the performance of this Agreement or the delivery of services to clients of the Principal including, but not limited to any program, system, procedure, process, technical information, method of production, invention, innovation, or discovery developed by the Principal, or the Contractor during the course of this Agreement, provided that

(a) the information is identified as confidential or proprietary to the Principal; or

(b) the Contractor ought reasonably to have known that the information was proprietary or confidential to the Principal,

but does not include information which may:

(i) become public knowledge other than as a default by the Principal or the Contractor under the terms of this Agreement;

(ii) independently developed by the Principal or the Contractor outside of the scope or operation of this Agreement,

"Copyright" means the right of copyright developed or acquired in relation to the Business or services to clients;

"Contractor" means the person specified in Item 1 of the Item Schedule;

"Principal" means the entity specified in Item 2 of the Item Schedule and includes its assigns;

"Future Rights" means jointly and severally all those rights (statutory or otherwise) comprised in Confidential Information and Copyright which are created, developed or arise directly or indirectly from the provision of the services;

"Intellectual Property" means and includes jointly and severally Confidential Information, Copyright, and/or Future Rights.

12 INTERPRETATION

In the interpretation of tins Agreement, unless the context or subject matter otherwise require;

(a) singular includes plural and vice versa;

(b) any gender includes every gender;

(c) a reference to a person includes corporations, trusts, associations, partnerships, a Government Authority, and other legal entities, and where necessary, include successor bodies;

(d) references to writing include printing, typing, facsimile and other means of representing or reproducing words, figures, drawings or symbols in a visible and tangible form, in English;

(e) references to signature and signing include due execution of a document by a corporation or other relevant entity:

(f) references to months mean calendar month;

(g) references to statutes include statutes amending, consolidating or replacing the statutes referred to and all regulations, orders-in-council, rules, by-laws and ordinances made under those statutes;

(h) references to section, of statutes or terms defined in statutes refer to corresponding sections or defined terms in amended, consolidated or replacement statutes;

(i) headings end the table of contents are used for convenience only and are to be disregarded in the interpretation of this Agreement,

(j) where any word or phrase is given a defined meaning, another grammatical form of that word or phrase has a corresponding meaning;

(k) each paragraph or sub-paragraph in a list is to be read independently from the others in the list;

(1) a reference to an agreement or document is to that agreement or document as amended, novated, supplemented or replaced train time to time; and

(m) a reference to a party includes that party's executors; administrators, substitutes, successors and permitted assigns.

SIGNED SEALED AND DELIVERED /s/

by PRIME PLAYER INC

in the presence of

/s/ D.B. Di Edwardo

Witness

Name (printed) D.B. Di Edwardo

SIGNED SEALED AND DELIVERED

by ALEXANDER GILLILAND

in the presence of

_________________________________

Witness:

Name (printed):